Exhibit 2.2









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                                           PLAN AND AGREEMENT OF MERGER


                                                        OF


                                         T.P.C. HOME CARE SERVICES, INC.,
                                              a New York corporation


                                                   WITH AND INTO


                                         EXTENDED FAMILY CARE CORPORATION,
                                              a New York corporation






                                       ------------------------------------

                                            Dated as of March 18, 1997





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                                           PLAN AND AGREEMENT OF MERGER

                                                        OF

                                         T.P.C. HOME CARE SERVICES, INC.,
                                              a New York corporation

                                                   WITH AND INTO

                                         EXTENDED FAMILY CARE CORPORATION
                                              a New York corporation




         THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as the "Plan and Agreement of Merger"), is made as of March 18, 1997, by and among T.P.C. HOME CARE SERVICES, INC., a New York corporation ("TPC") and EXTENDED FAMILY CARE CORPORATION, a New York corporation ("EFCC").


                                               W I T N E S S E T H :


         WHEREAS, EFCC is the legal and beneficial owner of 82.92% of the issued and outstanding shares of TPC; and

         WHEREAS, the directors of each of EFCC and TPC deem it advisable and in the best interests of each such corporation that TPC merge with and into EFCC as set forth in this Plan and Agreement of Merger (hereinafter referred to as the "Merger"), upon the terms and conditions herein provided.

         NOW, THEREFORE, for the purpose of prescribing the terms and conditions of the Merger, the manner and mode of carrying the same into effect, and such other details as are deemed necessary or desirable, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                                     ARTICLE I
                                        NAMES OF CONSTITUENT CORPORATIONS;
                                               SURVIVING CORPORATION

        Section 1.1 Names of Constituent Corporations. The names of each of the constituent corporations to the Merger are as follows:


         (a)      "T.P.C. HOME CARE SERVICES, INC.",
                  a New York corporation,


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         (b)      "EXTENDED FAMILY CARE CORPORATION",
                  a New York corporation.

         Hereinafter, TPC and EFCC are sometimes hereinafter referred to individually as a "Constituent Corporation" and collectively as the "Constituent Corporations."


         Section 1.2 The Surviving Corporation. The name of the surviving corporation of the Merger is "EXTENDED FAMILY CARE CORPORATION", a New York corporation (sometimes, hereinafter, the "Surviving Corporation"), which shall continue to exist as the Surviving Corporation pursuant to the provisions of the Business Corporation Law of the State of New York (the "New York BCL").

         Section 1.3                Filing of Certificate of Incorporation; etc.
                                    -------------------------------------------

(a) The Certificate of Incorporation of EFCC was originally filed by the Office of the Department of State of the State of New York on May 10, 1978 under the name of M.A.E. Enterprises, Inc. The name of the corporation was changed to Cosmetic Sciences, Inc. by filing a certificate of amendment to the corporation's Certificate of Incorporation on March 20, 1980. The name of the corporation was changed for the second and last time to Extended Family Care Corporation by filing a certificate of amendment to the corporation's Certificate of Incorporation on October 1, 1996.

(b) The Certificate of Incorporation of TPC was filed by the Office of the Department of State of the State of New York on October 26, 1983.


ARTICLE II
DESIGNATION AND NUMBER OF SHARES
OF CONSTITUENT CORPORATIONS

Section 2.1 Capitalization. As to each Constituent
Corporation, the designation and number of outstanding shares of each class and series are as follows:

Constituent Corporation Class Number Outstanding

T.P.C. HOME CARE SERVICES, Common Stock,
INC., a New York $.01 par value 1,750,000 Shares corporation ("TPC Common Stock")



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EFCC FAMILY CARE Common Stock,
CORPORATION, a New York $.01 par value 32,000,226 Shares corporation ("EFCC Common Stock")

         82.92% of the shares of TPC Common Stock are owned by EFCC, and the balance of the shares of TPC Common Stock are owned by approximately 1,100 shareholders.

Section 2.2 Voting Rights. The Common Stock of each of the Constituent Corporations is entitled to one vote per share.
The number of outstanding shares of each of the Constituent Corporations shall not change prior to the Effective Date (hereinafter defined).


                                                    ARTICLE III
                                       TERMS AND CONDITIONS OF MERGER OF TPC
                                                WITH AND INTO EFCC

         The terms and conditions of the Merger are as follows:

         Section 3.1 Merger; Effective Date. (a) Upon the terms and subject to the conditions herein contained, and in accordance with the provisions of the New York BCL, TPC shall be merged with and into EFCC as soon as practicable following the satisfaction of the conditions set forth in Article V hereof, but not later than the Effective Date (hereafter defined). The Merger shall become effective upon the filing with the Department of State of the State of New York, in accordance with the provisions of Section 904 of the New York BCL, of a Certificate of Merger substantially in the form of Exhibit A attached hereto. The parties hereto may determine a later time that the Merger may become effective. The date and time when the Merger shall become effective is sometimes herein referred to as the "Effective Date".

         Section 3.2 Effect of Merger. On the Effective Date, the separate existence of TPC shall cease and TPC shall be merged with and into EFCC in accordance with the provisions of this Plan and Agreement of Merger and EFCC shall survive such Merger and shall continue in existence and shall, without other transfer, succeed to and possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations, and all the property, real and personal, including subscriptions to shares, causes of action and every other asset of each of the Constituent Corporations shall vest in EFCC without further act or deed; and EFCC shall assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations. No liability or obligation due or to become due, claims or demands for any cause existing against any of the Constituent Corporations, or any shareholder, officer or director thereof, shall be released or impaired solely by virtue of the Merger. No action or proceeding, civil or criminal, then pending by or against any Constituent Corporation, or any shareholder, officer or director thereof, shall abate or be discontinued solely by virtue of the


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Merger, but may be enforced prosecuted, settled or compromised as if such Merger had not occurred, or the Surviving Corporation may be substituted in such action in place of any Constituent Corporation.

         Section 3.3 Exchange and  Cancellation  of Shares of TPC Common  Stock.
(a) On the Effective Date, each issued and outstanding share of TPC Common Stock shall, automatically, by virtue of the Merger and without any action on the part of any of the Constituent Corporations or the holders thereof, be transferred to EFCC and be cancelled and each share of TPC Common Stock shall entitle the holder thereof to be issued 18.745545 shares of EFCC Common Stock, such shares of EFCC Common Stock to be issued, subject to Section 3.11, as soon as practicable after the Effective Date. TPC Common Stock owned by EFCC will be cancelled as a result of the Merger and no EFCC Common Stock shall be issued to EFCC in respect thereof. No fractional shares of EFCC Common Stock shall be issued in the Merger; rather in lieu of any such fractional shares of EFCC Common Stock, each holder of shares of TPC Common Stock who would otherwise be entitled to fractional shares of EFCC Common Stock shall, upon surrender of such shareholder's TPC stock certificate (the "TPC Certificate") be paid an amount (without interest) equal to such shareholder's proportionate interest in such fractional shares multiplied by the last quoted bid price of EFCC Common Stock as supplied by the National Quotation Bureau, Inc. at the Effective Date. The shares of EFCC Common Stock and cash in lieu of fractional shares issuable pursuant to the Merger is sometimes hereinafter referred to as the "Merger Consideration."


         Section 3.4 No Impact on Capital Stock of EFCC. Other than with respect to shares of EFCC Common Stock to be issued pursuant to the Merger, the Merger shall have no impact whatsoever on the shares of EFCC Common Stock which were issued and outstanding immediately prior to the Merger, which shares shall remain issued and outstanding after giving effect to the Merger.

         Section 3.5 Abandonment of Merger. If, at any time prior to the Effective Date, events or circumstances occur which, in the opinion of a majority of the board of directors of either Constituent Corporation, renders it inadvisable to consummate the Merger, this Plan and Agreement of Merger shall not become effective even though previously adopted by the shareholders of the Constituent Corporations. The filing of the Certificate of Merger referred to in Paragraph 3.1 above shall conclusively establish that no action to terminate this Plan and Agreement of Merger has been taken by the board of directors of either Constituent Corporation.

         Section 3.6 Dissenters' Rights. Shares of TPC Common Stock that have not been voted in favor of the adoption of the Merger and with respect to which dissenters' rights shall have been validly and properly demanded and perfected in accordance with the New York BCL ("Dissenting Shares") shall not be converted into the right to


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receive the Merger Consideration on or after the Effective Date unless and until the holder of such shares of TPC Common Stock withdraws his demand for such appraisal in accordance with applicable law or becomes ineligible for such appraisal, at which time such shares of TPC Common Stock shall be converted into and represent the right to receive the Merger Consideration. TPC shall give
EFCC: (i) prompt notice of any written demand for appraisal, withdrawals of demands for appraisal and any other instrument in respect thereof received by TPC; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. TPC will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of EFCC, settle or offer to settle any such demand.

         Section 3.7 Exchange of Certificates. As of the Effective Date, EFCC shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company, or such other bank or trust company which shall be mutually acceptable to the parties hereto (the "Exchange Agent"), for the benefit of holders of shares of TPC Common Stock, for exchange in accordance with Section
3.3 through the Exchange Agent: (i) certificates representing the shares of EFCC Common Stock (the "EFCC Certificates") to be issued pursuant to the Merger; and
(ii) the estimated amount of cash to be paid in lieu of fractional shares (in each case other than with respect to Dissenting Shares) (together, all such certificates and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver, pursuant to irrevocable instruments, the shares of EFCC Common Stock and cash in lieu of fractional shares to be issued pursuant to
Section 3.3.

         Section 3.8                Instruction to TPC Shareholders.  As soon as
                                    -------------------------------
reasonably practicable after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of TPC Common Stock, whose shares of TPC Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 3.3: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the TPC Certificates shall pass, only upon delivery of the TPC Certificates to the Exchange Agent and shall be in such form and have such other provisions as EFCC may reasonably specify); and (ii) instructions for use in effecting the surrender of TPC Certificates in exchange for the certificates representing shares of EFCC Common Stock. Upon surrender of a TPC
Certificate for cancellation to the Exchange Agent, or to such other agent or agents as may be appointed by EFCC, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such TPC Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the TPC Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of TPC Common Stock which is not registered on the transfer records of TPC, the Merger Consideration may be paid to and certificates representing the proper number of shares of EFCC Common Stock may be issued to a transferee if the TPC Certificate representing such TPC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.8, each TPC Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the EFCC Common Stock held by it from time to time hereunder.

         Section 3.9 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to EFCC Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered TPC Certificate with respect to the shares of EFCC Common Stock represented thereby and no cash payment (including, without limitation, cash payment in lieu of fractional shares) shall be paid to any such holder pursuant to Section 3.3 until the surrender of such Certificate in accordance with Section 3.8. Subject to the effect of applicable laws, following surrender of any such TPC
Certificate, there shall be paid to the holder of the share certificate representing whole shares of EFCC Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of EFCC Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of EFCC Common Stock.

         Section 3.10 No Further Ownership Rights in Common Stock. All shares of EFCC Common Stock issued, upon the surrender for exchange of TPC Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.3) shall be deemed to have been issued (and/or paid) in full satisfaction of all rights pertaining to such shares of TPC Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of TPC Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, TPC Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in Section 3.3.

         Section 3.11 Possible Merger with Star Multi Care Services, Inc.. In the event that a currently contemplated merger between EFCC and Star Multi Care Services, Inc., a New York corporation ("Star"), is consummated (hereinafter referred to as the "Star Merger"), EFCC shareholders and those holders of shares of TPC Common Stock entitled to receive the Merger Consideration will receive a combination of Star common stock, par value $.001 per share, and cash, or all cash, pursuant to the terms of an Agreement and Plan of Merger dated as of January 3, 1997 among Star, EFCC and an acquisition subsidiary of Star, assuming that such persons are shareholders of record of EFCC on the record date of the Star Merger and do not exercise dissenters' rights with respect thereto. In such event, the holder of shares of TPC Common Stock who is entitled to receive the Merger Consideration hereunder and does not dissent from the Star Merger, as a matter of expediency and not in alteration or derogation of the rights granted to such holder hereunder, will not be issued EFCC Certificates in connection with the Merger, but rather will be deemed to have been issued such EFCC Certificates. Such shareholders will receive the same consideration payable to an EFCC shareholder in the Star
Merger, in proportion to the number of shares of EFCC Common Stock issuable to such shareholder as Merger Consideration hereunder, as if such shares EFCC Certificates had actually been issued.


                                                    ARTICLE IV
                                      CERTIFICATE OF INCORPORATION, BY-LAWS,
                                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         The Certificate of Incorporation of EFCC and the By-Laws of EFCC as they exist prior to the Effective Date, shall be and remain the Certificate of Incorporation and the By-Laws of the Surviving Corporation until the same shall be altered, amended or repealed as provided therein. The directors and officers of EFCC shall continue to be the directors and officers of the Surviving Corporation and shall serve until the expiration of the terms for which they were elected and until their successors are duly elected and qualified or as otherwise as provided in the By-Laws of the Surviving Corporation.


                                                     ARTICLE V
                                               CONDITIONS PRECEDENT

         Anything herein contained notwithstanding, the respective obligations of each Constituent Corporation to effect the Merger are subject to, and the Effective Date shall not occur until, all of the following conditions precedent have been fully satisfied or waived, which satisfaction or waiver may occur simultaneously on the Effective Date: (i) this Plan and Agreement of Merger shall have been submitted to the shareholders of each of the Constituent Corporations for adoption hereof, and shall have been adopted and approved by the shareholders of each Constituent Corporation in accordance with the requirements of Section 903 of the New York BCL, and applicable federal proxy rules; (ii) a registration statement with respect to the shares of EFCC Common Stock to be issued to TPC shareholders in the Merger shall have been declared effective and no stop order suspending the effectiveness of the registration statement shall have been issued by the Securities and Exchange Commission (the "Commission") or shall be continuing in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission; (iii) EFCC shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the shares of EFCC Common Stock pursuant to the Merger and the transactions contemplated thereby; (iv) no governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or the order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Plan and Agreement of Merger; provided, however, that, prior to invoking this condition, each party to this Plan and Agreement of Merger shall use all reasonable efforts to have such statute, rule, regulation, injunction or order vacated; (v) the receipt of the opinion of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. that, more likely than not, the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and (vi) any consents, permits, approvals or authorizations required by any third party, including private parties and governmental or regulatory authorities, in connection with the transactions contemplated hereby shall have been obtained.


                                                    ARTICLE VI
                                                   MISCELLANEOUS

         Section 6.1 Counterparts. For the convenience of the parties and to facilitate approval of this Plan and Agreement of Merger, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument.

         Section 6.2 Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, assignments or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of any of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Plan and Agreement of Merger, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

         Section 6.3 Amendment. Subject to applicable law, this Plan and Agreement of Merger may be amended, modified or supplemented only by written agreement signed by each of the parties hereto.

         Section 6.4 Entire Agreement. This Plan and Agreement of Merger, including the certificates referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

         Section 6.5 Assignment. This Plan and Agreement of Merger shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns, but neither this Plan and Agreement of Merger nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto, nor is this Plan and Agreement of Merger intended to confer upon any other person or entity except the parties any rights or remedies hereunder.

         Section 6.6 Governing Law. This Plan and Agreement of Merger shall be governed by and construed in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

         Section 6.7 Existing Agreements. TPC and the Surviving Corporation shall insure and guaranty that the provisions with respect to indemnification by TPC or any of its subsidiaries or affiliates in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of TPC or any of its subsidiaries or affiliates (the "Indemnified Parties"), as set forth in their respective charters or bylaws or pursuant to other agreements (including any insurance policies), shall survive the Merger, shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties and shall continue in full force and effect for a period of at least six years from the Effective Date. This Section 6.7 shall survive the closing of any of the transactions contemplated hereby, is intended to benefit the directors and officers of TPC and affiliates at the Effective Date and each of the Indemnified Parties (each of which shall be entitled to enforce this Section 6.7 against TPC and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Plan and Agreement of Merger), and shall be binding on all successors and assigns of the Surviving Corporation.

         IN WITNESS WHEREOF, the undersigned have executed this Plan and Agreement of Merger on this 18th day of March, 1997.


                                            T.P.C. HOME CARE SERVICES, INC.,
                             a New York corporation



                                            By:       Mary Ann Page
                                                     Name: Mary Ann Page
                                     Title:


                                            EXTENDED FAMILY CARE CORPORATION,
                             a New York corporation



                                            By:       Joseph Heller
                                                     Name: Joseph Heller
                                                     Title: VP